EXHIBIT 10.01
CONFIDENTIAL TREATMENT REQUESTED

DEPOSIT PROCESSING SERVICES AGREEMENT

THIS DEPOSIT PROCESSING SERVICES AGREEMENT (this “Agreement”) is entered into as of this 29th day of March, 2012 (“Effective Date”) by and between Cole Taylor Bank (“Bank”), a chartered Federal Reserve Member with its principal place of business at 9550 West Higgins Road, Rosemont, IL 60018, and Higher One, Inc. (“Higher One”), a Delaware corporation with its principal place of business at 115 Munson Street, New Haven, Connecticut 06511. Higher One and Bank are hereinafter referred to, collectively, as the “Parties,” and individually each as a “Party.”

RECITALS

Bank is an Illinois chartered bank and a member of the Federal Reserve System that, among other things, offers and maintains demand deposit accounts for customers.

Higher One is engaged in the business of providing customized product and service programs to educational institutions throughout the United States and to their respective students, faculty, staff, alumni, and other related parties, including but not limited to the delivery of a deposit account product such as a demand deposit accounts or Negotiable Order of Withdrawal (“NOW”) accounts with customized features to such parties.

Bank desires to increase the number of customers to whom it offers demand deposit accounts and other bank products, and Bank desires to increase the number of customers located in Illinois or contiguous states.

The Parties desire to work together to establish and maintain Bank demand deposit accounts in connection with such customized programs offered by Higher One.

NOW, THEREFORE, in consideration of the mutual covenants and representations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION I.
DEFINITIONS

1.1 Certain Definitions.  As used in this Agreement, the following terms have the definitions indicated.

“Applicable Law” means all applicable federal and state statutes, regulations, judicial decisions, rules, orders and requirements, of a Regulatory Authority as such statutes, regulations, requirements, or orders, may be amended or in effect from time to time during the term of this Agreement.

 “Card” means a debit card or other electronic access device issued to a Depositor for purposes of accessing the Depositor Account.

 “Depositor” means a current customer of Higher One who has entered into a Depositor Agreement.

“Depositor Account” means a deposit account product such as a demand deposit account (as defined by Regulation D of the Board of Governors of the Federal Reserve System) or a NOW account that is held by Bank in the name or for the benefit of a Depositor pursuant to a Depositor Agreement.

“Depositor Agreement” means the agreement that governs the relationship among Bank, Higher One and a Depositor and prescribes the terms and conditions under which the related Depositor Account is established, maintained and used, and all related disclosures provided with respect thereto.

“Depositor Program” means the administration and processing operation of Depositor Accounts pursuant to the Depositor Agreement.

“FDIC” means the Federal Deposit Insurance Corporation or any successor entity.

“Fees” means all fees and charges generated from the use of the Depositor Accounts, including any Card usage, interchange, and miscellaneous fees.

“Financial Transaction(s)” means a Depositor Account transaction involving the withdrawal of funds from or the deposit of funds to a Depositor Account.

“Graphic Standards” means all standards, policies, and other requirements adopted by Bank from time to time with respect to use of its Marks.

“Higher One Technology” means all proprietary software owned or licensed by Higher One and made available to Bank pursuant to this Agreement.

“Joint Oversight Policies” means the policies and procedures as to be agreed to by the Parties, as may be amended from time to time in writing.

“Mark” means trade names, trademarks, service marks and logos, whether or not registered.

“Material Adverse Effect” means a change, effect, event, or circumstance that would have, individually or in the aggregate, a material adverse change in, as the case may be, the assets, liabilities, financial position, or results of operations, prospects, or business conditions of a Party, taken as a whole.

“Network” means MasterCard, VISA, Cirrus, Plus, and/or any similar electronic payment processing system over which Financial Transactions with respect to Cards are processed.

“Network Rules” means the operating rules of any Network, as may be amended from time to time and provided to Higher One in writing.

“OFAC” means the U.S. Department of Treasury’s Office of Foreign Assets Control.

“Regulatory Authority” means any local, state, or federal agency, office, or supervising entity, or any other authority having jurisdiction over Bank or Higher One, in such a manner as to impact the operations or activity being contemplated under this Agreement.

“Solicitation Material” means all advertisements, brochures, applications, telemarketing scripts, point of purchase displays, packaging, television advertisements, radio advertisements, electronic web pages, electronic web links, and any other type of advertisement, marketing material, or interactive media developed, launched, or distributed for purposes of marketing or promoting a Depositor Program.

“Supervisory Objection” has the meaning set forth in Section 7.2(d).

 “Term” has the meaning set forth in Section 7.1.

“University” means an educational institution wherein Higher One offers its services.

SECTION II.
OBLIGATIONS AND COVENANTS

2.1 Specific Obligations of Higher One.  Higher One shall be responsible for the following obligations in accordance with Joint Oversight Policies, Network Rules, Depositor Agreement and Applicable Law.

(a)
Contracts with Universities.  From time to time, Higher One may enter into contracts with Universities to provide services and products to them and/or their students, faculty, staff, alumni, and/or other related parties.  As part of such contracts, and using Solicitation Materials approved by Bank, Higher One shall make available to the Universities and/or their students, faculty, staff, alumni, and/or other related parties the Depositor Program, including Depositor Accounts.  Higher One shall manage such relationships with the Universities on an ongoing basis and shall process any Depositor Accounts under the Depositor Programs.

(b)
Back-Office Operations of Depositor Program.  Higher One, directly or pursuant to contracts with third party service providers, shall provide for all necessary operations of the Depositor Program, including the necessary management, financial expertise, staff, and software needed to conduct the Depositor Program, excluding all Bank staff, systems, networks, utilities, software, and hardware.

(c)
Master Account Recordkeeping.  Higher One will make appropriate entries to an account established by Bank for such purpose to reflect the Financial Transactions to the Depositor Accounts and maintain such necessary records to establish a Depositor Account for each individual Depositor with sufficient detail as required by Applicable Law to assist in ensuring that the Depositor Accounts qualify for FDIC insurance.

(d)
Verification of Customer Identity.  Higher One, consistent with policies and procedures that shall be developed by Higher One and subject to the approval of Bank, in its sole discretion, shall be responsible for the collection and verification of such Depositor information as is necessary to (i) verify Depositor identity and complete appropriate Office of Foreign Assets Control validation and (ii) to satisfy the customer identification program requirements applicable to insured depository institutions found in 31 C.F.R. Chapter X.  Any amendment or alteration to Higher One’s CIP process or procedures shall be subject to prior approval of Bank.

(e)
Depositor Account Recordkeeping.  Higher One shall be responsible for the timely processing of all transactional activity in connection with the Depositor Accounts, including:  (i) ACH and wire transfer transactions initiated at the direction of Depositors; (ii) deposits to Depositor Accounts (via ACH, mail, wire transfers, and direct credits from Universities (including disbursement funds from the Universities to recipients individually identified to Higher One and identified by Higher One to Bank)); and (iii) coordinating and providing support for payments made from Depositor Accounts, including payment by check, debit card, and electronic payment.

(f)	Check Production and Card Management. Higher One shall be responsible for:

(i)
arranging for the production of all checks and/or Cards provided to Depositors in connection with any Depositor Account, including the manufacturing, printing, and distribution of all checks and/or Cards and the Depositor Agreement related thereto, at its sole risk and expense, identifying a third party financial institutions as the Card issuer on each Card and the related Depositor Agreement, and including such other names and Marks as may be required to conform to Graphic Standards, Applicable Law, Joint Oversight Policies and the Network Rules;

(ii)	handling and distributing, or arranging for the handling and distributing of Cards and/or checks as necessary; and

(iii)	managing all security aspects of the Cards.

(g)
Document Retention.  Consistent with Applicable Law, Joint Oversight Policies and Network Rules, Higher One shall obtain and retain on behalf of Bank each potential Depositor’s application, all supporting information and documentation, and any reports prepared therefrom, as required by Applicable Law, the Joint Oversight Policies, and the Network Rules, and shall at all times be available to Bank in electronic form promptly upon request.

(h)
Internal Controls.  Higher One shall develop, implement, and maintain internal controls reasonably designed to ensure compliance at all times with Joint Oversight Policies, Network Rules, Depositor Agreement and Applicable Law.

(i)
Marketing and Advertising.  Higher One shall be solely responsible for marketing the Depositor Program to end users, potential customers and universities at its cost and in accordance with the terms and conditions of this Agreement.

(j)
Segregation of Depositor Information.  Higher One shall segregate all confidential information associated with Bank and the Depositors from third party financial institutions providing banking services under programs serviced by Higher One that are similar to the Depositor Program.

(k)
Banking Services.  Higher One shall be responsible for the selection and management of third-party service providers to provide certain outsourced banking-related functions in connection with the Depositor Program (each, a “Third Party Service Provider”) including but not limited to wire processing services, ACH processing services, check processing services, network BIN sponsorship services and ATM sponsorship in connection with the Depositor Program.  Higher One shall be responsible for all costs, fees and expenses incurred in connection with its responsibilities under this Agreement to obtain banking services through such Third Party Service Providers.

(l)	Sponsorship of ATMs. Higher One shall be responsible for sponsoring Higher One-branded ATMs and will provide all services related thereto other than providing the cash for such ATMs.

(m)
Regulation E.  Higher One shall be responsible for complying with and shall bear all costs and expenses associated with the obligations of a “financial institution,” as that term is defined in Regulation E (12 CFR 205) (“Regulation E”), that offers electronic funds transfer services, including but not limited to providing notices, dispute resolution and crediting and debiting Depositor Accounts for disputed transactions.

2.2 Specific Obligations of Bank.  Bank shall perform the following obligations in accordance with the Joint Oversight Policies, Depositor Agreement and Applicable Law:

(a)	Maintenance of Depositor Accounts. Bank shall establish, maintain, and administer the Depositor Accounts relating to the Depositor Program.

(b)
Maintenance of the Depositor Program.  If the Parties determine that it is necessary to obtain a separate routing/transit number, solely with respect to the Depositor Program, Bank  shall cooperate with Higher One in its efforts to transfer a routing/transit number from a third party financial institution, which may include working with Higher One and one or more of its existing bank partners to transfer an existing routing/transit number(s), including by entering into any required agreements to facilitate the continued use of existing routing/transit number(s).  If the Parties’ efforts to transfer a routing/transit number from a third party financial institution fail or if the Parties agree not to pursue the transfer of a routing-transit number from a third party financial institution, Bank agrees to obtain and maintain a separate routing/transit number in connection with the Depositor Program.

(c)
Deposit Insurance.  Bank shall ensure that its FDIC deposit insurance remains in full force and effect so that the Depositor Account of each Depositor qualifies for FDIC deposit insurance in the Depositor’s individual right and capacity, either on a pass-through or direct basis.  Bank shall bear all costs associated with providing this insurance.

(d)
Availability of Checks.  Bank shall permit Higher One to make payable through checks available in connection with certain Depositor Accounts to be made available to each Depositor through Higher One, with which Depositors may draw against their Depositor Accounts, and Bank shall permit these payable through check transactions when properly drawn on the Depositor Accounts based on funds available in the Depositor Accounts, all in accordance with any Depositor Agreement.

(e)
Availability of Cards.  Bank shall (i) permit the Depositor Accounts to be linked to Cards issued by a third party financial institution available to Depositors serviced by Higher One allowing Depositors to execute Card transactions based on funds available in the Depositor Accounts in compliance with applicable Network Rules and (ii) permit the Card transactions made by Depositors based on funds available in the Depositor Accounts and applicable Network Rules.

(f)	ATM Sponsorship. Bank shall provide the cash for designated Higher One-branded ATMs [***] .

(g)
Banking Services. To the extent that Higher One is unable to maintain the necessary banking services offered to Depositors in the Depositor Program from third party financial institutions, Higher One shall provide Bank 120 days written notice, and Bank shall, at the request of Higher One, provide such banking services as described in Section 2. 1(k) above solely for the Depositor Accounts as set forth in either a written amendment to this Agreement or a separate agreement between the Parties within 180 days of receipt of such notice unless the Parties mutually agree to a longer period of time.

2.3 Compliance Obligations.  Each Party shall perform its respective obligations under this Agreement pursuant to Applicable Law.  Each Party shall possess and maintain at all times all licenses, permits, approvals, and registrations required by Applicable Law and the Joint Oversight Policies to perform its obligations pursuant to this Agreement.  Each Party, at its own expense, shall be responsible for obtaining any and all regulatory approvals related to the transactions contemplated herein, and shall use its respective best efforts to obtain all such regulatory approvals and cooperate with the other Party to facilitate the procurement of all such regulatory approvals.  Notwithstanding the foregoing, unless expressly provided otherwise herein, Higher One is responsible for ensuring that the Depositor Program complies with all Applicable Laws.

2.4 Handling of Complaints.  Higher One shall as soon as reasonably possible notify Bank of any and all complaints related to Depositor Accounts received in connection with the Depositor Program from a Regulatory Authority, and shall promptly respond to and resolve such complaints as instructed by Bank.  In addition, Higher One shall cooperate with Bank in assessing and evaluating the frequency, nature, or underlying causes for any consumer complaints, and preventing the recurrence thereof.  Each notice regarding a Depositor or third party complaint shall include the name and address of the complainant, a brief summary of the complaint, the date upon which such complaint or inquiry was received, and Higher One’s proposed resolution thereof.

2.5 Approvals of Solicitation Materials.  All Solicitation Materials shall be submitted to Bank in advance for Bank’s prior written approval (which approval may be granted or withheld in Bank’s sole discretion), in accordance with the Joint Oversight Policies.  Higher One shall not release, launch, or distribute any Solicitation Materials in any form without having first obtained confirmation Bank approvals.  Notwithstanding Bank’s approval of the form or content of a Depositor Agreement, Bank shall have the right, in its sole and absolute discretion, from time to time, with reasonable advance notice, if possible, to require alterations to or amendments of, or provide a substitute for, the Depositor Agreement (each a “Revision” and, collectively, “Revisions”) thereof in the event that (i) Bank reasonably determines that Applicable Law, Joint Oversight Policies, or Network Rules require such Revision, (ii) either Party receives any written demand or order from a court, Regulatory Authority, or a Network, mandating that such Revisions must be implemented, or (iii) either Party receives or becomes aware of an actual or threatened legal claim based upon or in any way related to the affected portion of the Depositor Program.  Each Party shall notify the other Party in writing of any required Revisions, and, unless otherwise directed by Bank, Higher One shall within the timeframe set forth by Applicable Law or as mutually agreed upon by the Parties (i) incorporate said Revisions into such Depositor Agreement and/or Solicitation Materials as may be distributed thereafter, and (ii) distribute replacement Depositor Agreements incorporating the Revisions to all Depositors who had received prior versions of the Depositor Agreement.

2.6 Access to Higher One Reports.  Higher One shall provide Bank direct access to all reports and information relating to the Depositor Program as Bank requests, for any valid business reason.  Higher One shall keep accurate, complete, and up to date records on behalf of Bank of (i) the identity of each Depositor and the steps taken to verify such identity; (ii) all charges, Financial Transactions, and fees that have been made or charged Depositor, and (iii) such other information as may from time to time be required by Bank, the Joint Oversight Policies, or Applicable Law (collectively, the “Required Records”).  Higher One shall retain all Required Records for a minimum time period as mandated by Applicable Law, Joint Oversight Policies or the Network Rules.  All Required Records shall be accurate, and to the extent presenting financial information, kept in a manner that is consistent with accounting standards and designed to fairly present the information set forth therein.  Higher One shall provide Bank access to any and all Depositor Program related records, including, but not limited to, Required Records that Bank reasonably requests in connection with compliance with Bank’s obligations under Applicable Law and/or Joint Oversight Policies, which policies shall substantially be consistent with Applicable Law.  Higher One agrees to cause the completion and delivery of Higher One’s yearly SOC 1 Report for the calendar year ending December 31, 2013 and each calendar year thereafter during the Term of this Agreement.

2.7 Right to Audit.  Bank shall have the right, at its own expense, to conduct periodic audits of Higher One.  Bank shall be permitted to have an independent third-party external auditor and its internal auditors and other applicable bank personnel to conduct such audits. Such audits, in Bank’s and/or the auditors’ discretion, may include an on-site inspection of the respective facilities and a review of documents, contracts, hardware and software systems, security systems, policies, procedures, and books and records of Higher One and applicable third parties.  Such audits may be conducted during business days upon reasonable advance notice.  Higher One agrees to cooperate with such audits and provide copies of all Higher One audit reports whether performed by Higher One’s internal or external auditors as it relates to Higher One and the Depositor Program excluding any audit reports relating to or in connection with deposit accounts maintained as part of a separate depositor program administered by Higher One or access to such documents, information, and Higher One personnel as reasonably necessary or helpful for the auditor to conduct such audit.  In exercising its rights under this paragraph, Bank and its representatives shall take reasonable steps to avoid disruption of the business of the audited party.  Higher One shall provide to Bank such information as Bank may, at its sole and absolute discretion, request regarding Higher One and the Depositor Program, for purposes of performing a periodic due diligence and/or compliance review as permitted by Applicable Law and the Joint Oversight Policies.

2.8 Examination by Regulatory Authorities.  Higher One shall permit any Regulatory Authority with supervisory authority over Bank to inspect, audit, and examine the facilities, records, and personnel relating to the Depositor Program to ensure compliance with Applicable Law at any time during normal business hours upon reasonable notice.  Higher One shall permit any such Regulatory Authority to make abstracts of any such records directly pertaining to the subject matter of this Agreement during such an inspection, audit, or examination.

2.9 Other Agreements Not Precluded.  This Agreement shall not preclude Higher One from entering into similar agreements to provide deposit processing services to other banks or financial institutions, nor shall it preclude Bank from providing products or services to providers of other depositor programs generally through Bank’s own marketing efforts or through the marketing efforts of other third parties.  Higher One shall have the right to offer additional products and services to Depositors in Higher One’s sole discretion. Bank shall not solicit Higher One’s customers for any services of Bank unless such customers were customers of Bank prior to becoming customers of Higher One. Notwithstanding the foregoing, the Parties acknowledge that this Section shall not preclude general solicitations by Bank such as mass mailing, media, and otherwise not specifically targeted at Depositors, or if the Depositor or their names come to Bank in the normal course of business. Bank shall have the right to offer additional products and services to Depositors in Bank’s sole discretion after Depositor is no longer enrolled as a student in a university sponsored by Higher One’s OneAccount program as verified in good faith by Higher One.

2.10 Joint Program Management Committee.  No later than thirty (30) days after the Effective Date, each Party shall designate individuals to serve on a standing joint program management committee (“Joint Program Management Committee”) which shall meet (including through participation by telephone or other electronic means) at least quarterly during the time this Agreement is in effect, at such times and places as the members of the Joint Program Management Committee shall agree.  The initial members of the Joint Program Management Committee shall be designated in writing by each Party, which may change its designated individuals for the Joint Program Management Committee at any time and from time to time.  The purpose of the Joint Program Management Committee will be to review and discuss the effectiveness of the Depositor Program as a whole and the policies and procedures implemented to ensure compliance with this Agreement, Applicable Law, Joint Oversight Policies, and the Network Rules.  All members of the Joint Program Management Committee shall exercise reasonable diligence and shall cooperate fully with other members of the Joint Program Management Committee in carrying out the purposes and functions of such committee.  Each Party shall pay for its own expenses incurred with respect to its participation in the Joint Program Management Committee.

2.11 Joint Oversight Policies.  The Parties shall use best efforts and work together in good faith to reach an agreement on the terms of the Joint Oversight Policies on, or prior to, May 1, 2012, unless otherwise mutually agreed upon by the Parties.

2.12 Deposit Product. The Parties shall work together in good faith to determine what type of FDIC insured deposit product to make available to the Depositors.

SECTION III.
COMPENSATION

3.1 Bank Compensation.  As its sole source of compensation for performance of all of Bank’s obligations pursuant to this Agreement, Bank shall retain any and all revenue it may generate from the investment of the funds held in the Depositor Accounts.  To the extent the Parties agree that Bank must provide ancillary services required for the Depositor Program pursuant to the terms of this Agreement, including wire transfer processing services, ACH processing services, check processing services, network BIN sponsorship and ATM sponsorship, such services shall be included services and not generate additional compensation for Bank.

3.2 Higher One Compensation.  As compensation for performance of all of Higher One’s obligations pursuant to this Agreement, Bank shall pay to Higher One the Monthly Payment (as defined in and in accordance with Annex A hereto).  In addition, Higher One will have the right to retain all revenue generated by or from the Depositor Accounts, including, but not limited to, Fees, interchange, all benefits from Networks (including through incentive agreements or through volume, entered into by Higher One or Bank) and all other miscellaneous revenues.  Higher One shall also retain all fees, charges, and interchange generated by its ATMs and from its payment processing services.

SECTION IV.
REPRESENTATIONS OF BANK

Bank represents and warrants as follows:

4.1 Organization, Good-Standing and Conduct of Business.  Bank is a banking corporation, duly organized, validly existing and in good standing under the laws of Illinois, and has full power and authority and all necessary governmental and regulatory authorization to own its properties and assets and to carry on its business as it is presently being conducted.

4.2 Corporate Authority.  The execution, delivery, and performance of this Agreement have been duly authorized.  No further corporate acts or proceedings on the part of Bank are required or necessary to authorize this Agreement.

4.3 Binding Effect.  When executed, this Agreement will constitute a valid and legally binding obligation of Bank, enforceable against Bank in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect relating to rights of creditors of FDIC-insured institutions or the relief of debtors generally; (ii) laws relating to the safety and soundness of depository institutions; and (iii) general principles of equity.

4.4 Non-Contravention and Defaults; No Liens.  Neither the execution or delivery of this Agreement, nor the fulfillment of, or compliance with, the terms and provisions hereof, will (i) result in a material breach of the terms, conditions, or provisions of, or constitute a default under, or result in a violation of, termination of, or acceleration of the performance provided by the terms of, any agreement to which Bank is a party or by which it may be bound; (ii) violate any provision of any law, rule or regulation; or (iii) violate any provisions of Bank’s Articles of Incorporation or Bylaws.

4.5 Necessary Approvals.  Except for receipt of any required regulatory approvals (which approvals, if any, are determined by Bank to be required, will be obtained by Bank prior to consummation of the transactions contemplated herein), no consent, approval, authorization, registration, or filing (excluding any such filings with the U.S. Securities and Exchange Commission and notice filings to the Federal Reserve Bank and the Illinois Department of Financial and Professional Regulation regarding banking services provided by third parties) with or by any governmental authority, foreign or domestic, is required on the part of Bank in connection with the execution and delivery of this Agreement or the consummation by Bank of the transactions contemplated hereby.

4.6 Liabilities and Litigation.  There are no claims, actions, suits or proceedings pending or, to Bank’s knowledge, threatened against Bank, at law or in equity, before or by any Federal, state, municipal, administrative or other court, governmental department, commission, board, or agency, an adverse determination of which could have a Material Adverse Effect on the business or operations of Bank, and Bank knows of no basis for any of the foregoing.  There is no order, writ, injunction, or decree of any court, domestic or foreign, or any Federal or state agency affecting Bank or to which Bank is subject.

4.7 Disclosure.  Neither Bank nor any principal of Bank has been subject to any administrative or enforcement proceedings commenced by any Regulatory Authority, or any restraining order, decree, injunction, or judgment in any proceeding or lawsuit, alleging fraud or deceptive practice on the part of Bank or any principal thereof.  For purposes of Section 4.7, the word “principal” shall include any executive officer or director of Bank.

4.8 FDIC Insurance.  As of the Effective Date and during the term of this Agreement, Bank is FDIC-insured in accordance with Applicable Law.

4.9 Well-Capitalized.  As of the Effective Date and during the term of this Agreement, Bank is designated “Well Capitalized” under the Prompt Corrective Action provisions of the Federal Deposit Insurance Act and all regulations and guidelines with respect thereto.

4.10 Durbin Amendment.  As of the Effective Date, Bank has less than $10 billion in consolidated net assets so as to qualify for the small issuer exemption pursuant to the applicable rules of the Durbin Amendment of Dodd–Frank Wall Street Reform and Consumer Protection Act 12 C.F.R 235.

4.11 Disclaimer.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, BANK DISCLAIMS ALL OTHER WARRANTIES, CONDITIONS, AND REPRESENTATIONS OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, INCLUDING THOSE RELATED TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT AND THOSE ARISING OUT OF COURSE OF DEALING, USAGE, OR TRADE.

SECTION V.
REPRESENTATIONS OF HIGHER ONE

Higher One represents and warrants as follows as of the date hereof:

5.1 Organization, Good-Standing and Conduct of Business.  Higher One is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full power and authority and all necessary governmental and regulatory authorization to own its properties and assets and to carry on its business as it is presently being conducted, except where lacking authority or authorization would not have a Material Adverse Effect on Higher One.

5.2 Corporate Authority.  The execution, delivery, and performance of this Agreement have been duly authorized.  No further corporate acts or proceedings on the part of Higher One are required or necessary to authorize this Agreement.

5.3 Binding Effect.  When executed, this Agreement will constitute a valid and legally binding obligation of Higher One, enforceable against Higher One in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect relating to rights of creditors or the relief of debtors generally and (ii) general principles of equity.

5.4 Non-Contravention and Defaults; No Liens.  Neither the execution or delivery of this Agreement, nor the fulfillment of, or compliance with, the terms and provisions hereof, will (i) result in a material breach of the terms, conditions, or provisions of, or constitute a default under, or result in a violation of, termination of or acceleration of the performance provided by the terms of, any agreement to which Higher One is a party or by which it may be bound, (ii) violate any provision of any law, rule or regulation, (iii) result in the creation or imposition of any lien, charge, restriction, security interest or encumbrance of any nature whatsoever on any asset of Higher One, or (iv) violate any provisions of Higher One’s Certificate of Incorporation or Bylaws.

5.5 Necessary Approvals.  No consent, approval, authorization, registration, or filing (excluding any such filings with the U.S. Securities and Exchange Commission) with or by any governmental authority, foreign or domestic, is required on the part of Higher One in connection with the execution and delivery of this Agreement or the consummation by Higher One of the transactions contemplated hereby.

5.6 Liabilities and Litigation.  Except as disclosed by Higher One in writing to Bank before the Effective Date, there are no claims, actions, suits, or proceedings pending or, to Higher One’s knowledge, threatened against Higher One, at law or in equity, before or by any Federal, state, municipal, administrative, or other court, governmental department, commission, board, or agency, an adverse determination of which could have a Material Adverse Effect on the business or operations of Higher One (including its ultimate ownership and operation of the Operation), and Higher One knows of no basis for any of the foregoing.  There is no order, writ, injunction, or decree of any court, domestic or foreign, or any Federal or state agency affecting Higher One or to which Higher One is subject.

5.7 Disclosure.  Neither Higher One nor any principal of Higher One has been subject to any administrative or enforcement proceedings commenced by any Regulatory Authority, or any restraining order, decree, injunction, or judgment in any proceeding or lawsuit, alleging fraud or deceptive practice on the part of  Higher One or any principal thereof.  For purposes of Section 5.7, the word “principal” shall include any executive officer or director of Higher One.

5.8 Disclaimer.  EXCEPT AS EXPRESSLY SET FORTH IN (I) THIS AGREEMENT AND (II) THE JOINT OVERSIGHT POLICIES, HIGHER ONE DISCLAIMS ALL OTHER WARRANTIES, CONDITIONS, AND REPRESENTATIONS OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, INCLUDING THOSE RELATED TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT AND THOSE ARISING OUT OF COURSE OF DEALING, USAGE, OR TRADE.

SECTION VI.
CONFIDENTIALITY; DATA PROTECTION; INTELLECTUAL PROPERTY

6.1 General.  It is expected that the Parties will disclose to each other certain information, which may be considered confidential or proprietary (“Confidential Information”), and each Party recognizes the value and importance of the protection of the other’s Confidential Information.  All Confidential Information owned solely by one Party and disclosed to the other Party shall remain solely the property of the disclosing Party, and its confidentiality shall be maintained and protected by the other Party with at least the same effort used to protect such other Party’s own confidential information of a similar nature.  Except to the extent required by this Agreement, each Party agrees not to duplicate in any manner the other’s Confidential Information or to disclose it to any third party or to any of their employees not having a need to know for purposes of this Agreement.  Each Party further agrees not to use the other’s Confidential Information for any purpose other than the implementation of this Agreement.  This confidentiality provision extends to all information (whether oral, written, electronic, or otherwise) provided by either Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) pursuant hereto.  Confidential Information includes, without limitation, software, data, prototypes, design plans, drawings, financial information, or other business and/or technical information, whether disclosed before or after the date of this Agreement.  In addition, without limitation, and any provision to the contrary in this Agreement notwithstanding, the names of, and any and all information regarding the Depositor Accounts or other accounts belonging to, Depositors and potential Depositors is, and for all purposes shall be deemed to be, Confidential Information belonging to both Parties as permitted by Applicable Law, subject to Bank’s rights to use such information according to the terms of this Agreement.  Except as otherwise provided herein, Confidential Information shall not include (i) information that is now in the public domain, or that later enters the public domain, through no action or inaction of the Receiving Party in violation of this Agreement or of any third party in violation of a duty owed to the Disclosing Party, (ii) information that the Receiving Party can demonstrate was already in its possession at the time of its disclosure hereunder, and that was not acquired, directly or indirectly, from the Disclosing Party on a confidential basis, (iii) information independently developed by the Receiving Party without reference to, or the use of, any Confidential Information, or (iv) information that is lawfully received from sources other than the Disclosing Party under circumstances not involving a breach of any confidentiality obligation.  Each Party hereby acknowledges that the other Party may elect to request confidential treatment of certain provisions of this Agreement from the Securities and Exchange Commission including, but not limited to, the pricing related provisions and exhibits as permitted by law and that the Parties will cooperate to effectuate such request.

6.2 Confidentiality Obligations.  Each Receiving Party shall hold Confidential Information received by it in the strictest of confidence and shall not disclose it to any person or entity, other than the Receiving Party’s officers, directors, employees, third  party service providers, agents, consultants and legal advisors (collectively, “Representatives”), without the Disclosing Party’s prior written consent.  The Receiving Party shall share Confidential Information received hereunder only with those of its Representatives as are necessary to enable the Receiving Party to accomplish the purposes of this Agreement, and then only after advising such Representatives of the requirements of this Section and obtaining their agreement to abide herewith as if they were original parties hereto.  The Receiving Party shall be responsible for any breach of this Agreement by its Representatives.

6.3 Ownership of Confidential Information.  All Confidential Information and all documents, diskettes, tapes, procedural manuals, guides, specifications, plans, drawings, designs and similar materials, lists of present, past, or prospective customers, vendor proposals, invitations to submit proposals, price lists and data relating to the pricing of products and services, records, notebooks, and all other materials containing Confidential Information or information about concepts or ideas developed by or for a Disclosing Party (including all copies and reproductions thereof) that come into a Receiving Party’s possession or control, whether prepared by the Disclosing Party or others:  (i) are the property of the Disclosing Party, and (ii) shall not be used by the Receiving Party in any way other than in connection with fulfilling the purposes of this Agreement.

6.4 Return of Confidential Information.  Upon the written request of a Disclosing Party, which may be made at any time or from time to time, a Receiving Party shall, and/or shall cause its Representatives to, promptly return or destroy all Confidential Information provided by the Disclosing Party without retaining any copies, summaries or extracts thereof except (i) as may otherwise be required to be retained pursuant to Applicable Law and the Network Rules and (ii) transaction history documents of the Depositors.  In the event of such written request by a Disclosing Party, all documents, analyses, studies, or other materials prepared by the Receiving Party or its Representatives that contain or reflect Confidential Information shall be forwarded to the Disclosing Party and no copies thereof shall be retained except as may otherwise be required to be retained pursuant to Applicable Law.  Notwithstanding the foregoing, the Parties agree that (i) Higher One owns and control any and all documents, Confidential Information, and similar non-bank related information obtained through its relationships with Universities as well as the Higher One Technology and shall not be required to return or destroy such information and (ii) both Parties shall have the right to retain a copy of transaction history documents of the Depositors.

6.5 Required Disclosures.  Should a Receiving Party learn that it or its Representatives may, or will, be legally compelled to disclose Confidential Information (whether by interrogatories, subpoenas, civil investigative demands, or otherwise) provided by a Disclosing Party hereunder, or should a Receiving Party or its Representatives be requested to disclose such Confidential Information by a governmental authority or agency, the Receiving Party shall promptly notify the Disclosing Party to the extent such notice is not prohibited by Applicable Law.  In addition, the Receiving Party shall inform the Disclosing Party of any developments with respect to such compulsion or request.  When time is of the essence, the Receiving Party may provide notice or updates orally, but must follow these communications with written summaries.  The Receiving Party shall cooperate with the Disclosing Party to enable the Disclosing Party to obtain a protective order or other similar relief.  If, in the opinion of legal counsel and in the absence of a protective order or waiver, the Receiving Party and/or its Representatives are legally compelled to disclose Confidential Information, the Receiving Party and/or such Representatives shall disclose only so much of the Confidential Information as is legally required.  In any such event, the Receiving Party shall use its good faith efforts to ensure that any Confidential Information so disclosed is accorded confidential treatment to the greatest extent possible. Notwithstanding any provision to the contrary, each Party agrees that the other Party is permitted to announce the execution of this Agreement and file this Agreement with the Securities and Exchange Commission along with any subsequent amendments that constitute a material change to this Agreement.

6.6 Injunctive Relief.  Each Party acknowledges that remedies at law may be inadequate to protect the other against actual or threatened breach of the provisions of this Section.  Without prejudice to any other rights and remedies available to a Party hereunder, each Receiving Party hereby consents to the granting of injunctive relief in the Disclosing Party’s favor, without proof of actual damages, in the event of an actual or threatened breach hereof with respect to Confidential Information provided by such Disclosing Party.

6.7 Consumer Information and Program Security.  Each Party acknowledges that Applicable Law, including but not limited to the Gramm-Leach Bliley Act of 1999, as amended, and the regulations promulgated thereunder (the Act and the regulations, collectively, the “GLB Act”) impose certain obligations on financial institutions with respect to the confidentiality of customer data (collectively, “Protected Information”).  Regardless of whether Higher One and/or its Representatives are otherwise subject to the GLB Act, Bank and Higher One and each of their respective Representatives shall fully comply with all requirements of the GLB Act with respect to any Protected Information received or accessed in connection with the Program.

6.8 Security Measures.  Each Party represents and warrants to the other Party that it has implemented, and shall continue to implement, support, and maintain, commercially reasonable security measures to secure against unauthorized access and/or damage to Depositor information and other Protected Information (collectively, the “Security Measures”).  Higher One shall provide Bank with copies of written policies of Higher One regarding the safeguarding the security of Protected Information promptly upon Bank’s request.  In addition to any other Security Measure, Higher One and Bank shall maintain an Identity Theft Prevention Program (the “IDTP”) designed to detect, prevent, and mitigate identity theft in connection with the Depositor Program.  The IDTP shall be designed to comply with the provisions of Applicable Law and the Joint Oversight Policies, including, but not limited to, the federal banking agencies’ Interagency Guidelines on Identity Theft Detection, Prevention, and Mitigation, 12 C.F.R. Part 30, App. B.

6.9 Breach.  Subject to the terms below regarding breaches with respect to Protected Information, Higher One and Bank agree to promptly notify the other Party by telephone as soon as possible after verification in the event either of them becomes aware of any material or non-material intrusion, security breach, unauthorized access to, or disclosure or use of any Protected Information that affects the security and integrity of such Protected Information and promptly inform the affected Party of the nature of the security breach, material incursion, or intrusion, what Protected Information has been or may be compromised, and the extent, if any, that such Protected Information has been or may be compromised.  In such a case, Higher One or Bank, as applicable, will provide an appropriate response in consultation with the other Party, which may include notification of Depositors and/or law enforcement and regulatory authorities.  Any breach notification that will be sent out to Depositors will require prior approval from Bank, which approval shall not be unreasonably conditioned, delayed or withheld. Higher One or Bank, as applicable, shall keep the other Party informed of the corrective measures taken and the time for completing such corrective measures.

6.10 Disaster Recovery.  Each Party shall prepare and maintain appropriate disaster recovery, business resumption, and contingency plans in compliance with Applicable Law, and reasonably acceptable to the other Party.  Such plans shall be sufficient to enable the Party to promptly resume the performance of its obligations hereunder in the event of a natural disaster, destruction of such Party’s facilities or operations, utility or communication failures, or similar interruptions of operations, or of any necessary third party.  Each Party shall deliver to the other Party those portions of all such disaster recovery, business resumption, and contingency plans that relate or pertain to its obligations under this Agreement, and shall make available to the other Party copies of any changes thereto upon request.  Each Party shall regularly test disaster recovery, business resumption, and contingency plans as it deems reasonably appropriate and prudent in light of the nature and scope of the respective Party’s activities and operations and its obligations hereunder.  Such testing shall be conducted no less frequently than once per calendar year, and each Party shall promptly provide the other Party with the results thereof upon request.

6.11 Intellectual Property Ownership and Licenses

(a) Except for the licenses and other rights set forth in this Agreement, each Party retains all right, title, and interest in and to the intellectual property rights owned by it, and neither Party is granted any right, title, or interest in or to the other Party’s intellectual property rights.

(b) In connection with the Depositor Program, either Party (the “Licensor”) may grant the other (the “Licensee”) a non-exclusive, limited, royalty free license to use and reproduce certain Marks owned by the Licensor to the extent necessary to enable the Licensee to perform its obligations in accordance with this Agreement.  The Licensee shall only use such Marks (i) in a manner that will not dilute the value of such Mark, and (ii) in strict compliance with Applicable Laws, Joint Oversight Policies, Network Rules, and this Agreement.  Any license granted hereunder shall be subject to any applicable usage and style guides or limitations as from time to time provided by the Licensor.  Except as specifically set forth in this Subsection, no right, title, license, or interest in any Marks shall be granted to the Licensee or shall be deemed to have been acquired by the Licensee by virtue of this Agreement.  Prior to using a Mark licensed hereunder, the Licensee shall provide written notice to the Licensor (a “Use Notice”) setting forth exemplars of the intended design and a description of the intended use.  Within five (5) calendar days of receipt of a Use Notice, Licensor shall either approve the design and allow use, or identify the reason for withholding its approval.  In the event that use is not approved, the Parties shall cooperate to find an acceptable design and/or use.  Licensee may not sublicense any use of the Marks of Licensor without the prior written consent of Licensor in each instance.  Any use of the Marks by Licensee (or any permitted sub-licensee) and any goodwill associated therewith shall inure to the benefit of Licensor.

SECTION VII.
TERM AND TERMINATION

7.1 Term.  The initial term of this Agreement shall be five years from the Effective Date, and shall renew automatically for additional three year terms unless either Party gives written notice of non-renewal 180 days prior to the expiration of the then-current term; provided, however that this Agreement may be terminated prior to the end of the initial term or any such renewal term as set forth in Section 7.2 (“Term”).

7.2 Termination.  This Agreement may be terminated prior to the end of a Term under the following circumstances:

(a)	at any time upon the written agreement of the Parties, specifying a mutually agreed termination date;

(b)	by either Party, without cause, upon 270 days’ prior written notice, specifying a termination date;

(c)
by either Party upon the material breach by the other Party of any covenant or provision required to be performed by it hereunder, if (i) a plan to cure such breach is not provided by the breaching Party to the nonbreaching Party within 60 days after receipt of notice of such a breach from the nonbreaching Party; (ii) such plan is provided by the breaching Party, but the breach is not thereafter cured in accordance with such plan within 120 additional days following the submission of the plan to the nonbreaching Party; and (iii) in either case, following the expiration of the initial 60 day period if (i) applies, or following the expiration of the additional 120 day period if (ii) applies, the nonbreaching Party shall have elected to terminate this Agreement by sending to the Party in breach a written notice of termination, which notice shall specify the date upon which the termination shall take effect;

(d)
by either Party in the event of a Supervisory Objection (as defined below) that, after going through the process described below, in either Party’s good faith judgment requires such Party to terminate its obligations under this Agreement, such Party may terminate this Agreement upon sixty (60) days written notice to the other Party or such shorter notice as may be required by a Regulatory Authority; provided, however, that in the event either Party becomes aware of a Supervisory Objection, such Party shall, as soon as reasonably practicable and prior to any termination by it of this Agreement, (i) provide the other Party, to the extent permitted by Applicable Law, with a written certification from an officer of the Party summarizing such Supervisory Objection and (ii) with the reasonable cooperation of such other Party, use its reasonable best efforts to respond to and challenge any such Supervisory Objection, including, if necessary, proposing and implementing mutually agreed upon modifications to the Depositor Program that will satisfy the Regulatory Authority.  If the Parties cannot address the Regulatory Authority’s concerns to its satisfaction or the expenses associated in connection with implementing modifications necessary to satisfy the Regulatory Authority will result in extreme economic hardship to either Party, this Agreement may be terminated in accordance with the foregoing.  As used herein, “Supervisory Objection” means (i) an objection raised by an employee of a Regulatory Authority having the designation of examiner-in-charge or higher and having supervisory authority over a Party that expresses the Regulatory Authority’s opinion, in writing, that one or more provisions of this Agreement or the Depositor Program constitutes a material violation of Applicable Law, is unsafe or unsound, or is otherwise unfair, deceptive, or abusive or (ii) any cease-and-desist or other similar formal order of a Regulatory Authority;

(e)
by Higher One, upon 180 days’ written notice, (i) if it obtains approvals to open or acquire a financial institution and desires to transfer Depositor Accounts to such institution, or (ii) if Higher One experiences a change of control, in which 50% or more of its capital stock changes ownership;

(f)
by either Party, in the event the Parties are unable to mutually agree to and finalize the Joint Oversight Policies; provided, however, such right of termination shall terminate on the date on which Depositor Accounts are established at Bank; or

(g)
by Higher One, immediately upon written notice should Bank or its affiliate become subject to caps on interchange transaction fees because Bank or its affiliate has more than $10 billion in consolidated net assets resulting in Bank no longer qualifying for the small issuer exemption pursuant to the applicable rules of the Durbin Amendment of Dodd–Frank Wall Street Reform and Consumer Protection Act 12 C.F.R 235.

7.3 Effect of Termination or Expiration.  In the event of termination or expiration of this Agreement by any Party:

(a)	Any amounts due and owing from one Party to the other shall be promptly paid in full; and

(b)
Sections I, III (to the extent payment obligations remain outstanding), IV, V, VI, 7.3, XVIII, IX, X, XI and XII shall survive such termination and provided further, that any termination hereof shall not preclude any Party hereto from recovering any legal or equitable damages or relief to which it is entitled.

SECTION VIII.
TRANSFER OF DEPOSITOR ACCOUNTS

8.1 Transfer of Deposits.  Upon the date of termination or expiration of this Agreement as provided in Section 7.1 or 7.2 of this Agreement or upon 270 days’ written request by Higher One, Bank shall transfer the Depositor Accounts to an institution designated by Higher One (the “Transfer”), subject to the requirements of Applicable Law, the Depositor Agreement and any other applicable requirements.  Any required approvals shall be obtained as soon as practicable following the date notice of termination is given; provided, however, notwithstanding anything in this Agreement to the contrary, Bank’s obligation to maintain the Depositor Accounts and perform related obligations as provided pursuant to the terms of this Agreement shall not terminate until any necessary approvals have been obtained.  As part of the Transfer, Bank shall, to the extent permitted or considered necessary or appropriate, transfer any BINs, routing numbers and other related identifiers used in connection with the Depositor Accounts, and deliver any and all applicable information, account opening contracts and the like.  The Parties shall cooperate with each other on the issuance of necessary notices to Depositors and on all other matters necessary or appropriate to a legal and efficient Transfer.  Bank shall use best efforts to assist with the Transfer.  Until the Transfer is complete, Bank shall continue to provide all services under this Agreement if requested to do so by Higher One, unless otherwise directed by a Regulatory Authority.

8.2 Closing Deliveries and Documents.  Upon the consummation of the Transfer, the Parties shall deliver to each other such documents as are typical for such a transfer, including contracts and officer’s certificates.  Appropriate adjustments for returned and uncollected items shall be made, as appropriate, on a post-closing basis.

8.3 Certain Transfer Matters.  Upon the Transfer, Higher One or its designee shall be responsible for completing Forms 1099 and other tax reporting forms, if applicable, for Depositors who were set up in connection with the Depositor Program, and other similar customer-related matters.

SECTION IX.
INSURANCE

9.1 General Liability Coverage.  Higher One shall, at its sole expense, obtain and maintain throughout the Term, (a) policies of commercial general liability insurance which may include excess umbrella insurance coverage, including contractual liability, having such terms and such limits as are reasonably required by Bank from time to time, but in any event an aggregate limit of not less than Ten Million Dollars ($10,000,000), and a per occurrence limit of not less than Ten Million Dollars ($10,000,000), (b) worker’s compensation insurance that satisfies the requirements of Applicable Law, (c) fidelity bond or employee dishonesty insurance of at least One Million Dollars ($1,000,000) which may include excess umbrella insurance coverage, and (d) professional liability/ errors and omissions insurance in an amount not less than One Million Dollars ($1,000,000) which may include excess umbrella insurance coverage.

9.2 Policy Requirements.  Each commercial general liability insurance policy required of Higher One shall (i) name Bank as an additional insured, and (ii) by its terms, be considered primary and non-contributory with respect to any other insurance carried by Bank.  Each insurance policy required of Higher One shall be issued by an insurer having an A.M. Best’s Key Rating Guide rating of A-IX or better.  Each worker’s compensation insurance policy shall include a waiver of subrogation.  All insurance limits required hereunder may be met through a combination of primary and umbrella/excess policies.  Higher One agrees to give Bank thirty (30) days’ prior written notice that such policy has been canceled or materially changed.

9.3 No Limitation of Liability.  Neither the issuance of any insurance policy required hereunder, nor the minimum levels of insurance coverage required herein, shall serve to limit any liability otherwise accruing to Higher One hereunder or in connection with the Depositor Program.

SECTION X.
INDEMNIFICATION

10.1 Indemnification by Bank.  Bank shall indemnify and defend Higher One and its parent, subsidiaries and affiliates, and its and their respective officers, directors, employees, and permitted assigns, against any direct loss, cost or expense including actual and reasonable attorney’s fees  arising from any legal action, claim, demand, or proceedings brought against any of them as a result of (a) any act of gross negligence, willful misconduct, or intentional tort on the part of Bank or its agents, officers, or employees; (b) any alleged or actual material breach by Bank of this Agreement; or (c) the authorized access and use by Higher One of any Marks of Bank provided, however, Bank shall not be liable for any loss, claim, damage, or liability with respect to which Higher One is obligated to indemnify Bank pursuant to Section 10.2.

10.2 Indemnification by Higher One.  Excluding those situations in which Bank is obligated to indemnify and defend Higher One under the provisions of Subsection 10.1 and except to the extent caused by Bank’s gross negligence or willful misconduct, Higher One shall indemnify and defend Bank and its parent, subsidiaries and affiliates, and its and their respective officers, directors, employees, and permitted assigns, against any direct loss, cost or expense, including actual and reasonable attorney’s fees, regulatory claims and fines, arising from (a) the gross negligence, willful misconduct, or intentional tort on the part of Higher One or Third Party Service Providers, or their representatives, agents, officers, employees or any third party financial institution providing services to Depositors under the Depositor Program; (b) any alleged or actual material breach of this Agreement; (c) the authorized access and use by Bank of any Marks owned by Higher One, or  software, systems or any other intellectual property used or provided by Higher One in connection with this Agreement; or (d) except to the extent caused by Bank's failure to comply with this Agreement, the Depositor Program.

10.3 Indemnification Procedure.  If either Party (the “Indemnified Party”) becomes aware of any matter which may give rise to a claim for indemnification (“Indemnification Claim”) against the other Party (the “Indemnifying Party”), the Indemnified Party shall promptly notify the Indemnifying Party in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is materially prejudiced thereby.  The Indemnifying Party will have the right to assume the defense of the third-party claim with counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party in such proceeding, and shall pay the fees and disbursements of such counsel related to such proceeding, so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within thirty (30) days after the Indemnified Party has given notice of the indemnification claim that the Indemnifying Party will indemnify the Indemnified Party in accordance with this Section, and (ii) the Indemnifying Party conducts the defense of the third-party claim actively and diligently.  The Indemnified Party also may retain its own separate co-counsel at its sole cost and expense and participate in the defense of the claim.  No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party (i) if such settlement involves any form of relief other than the payment of money or any finding or admission of any violation of any law, regulation or order or any of the rights of any person or has any adverse effect on any other indemnification claims that have been or may be made against the Indemnified Party or (ii) if such settlement involves only the payment of money, unless it includes an unconditional release of such Indemnified Party of all liability on claims that are the subject of such proceeding.  The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there is a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify the Indemnified Party from and against any Loss by reason of such settlement or judgment.  The Indemnified Party may assume control of the defense of any claim if (A) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend or provide indemnification with respect to such claim, (B) the Indemnified Party determines in good faith that there is a reasonable likelihood that an indemnification claim would materially and adversely affect it or any other indemnitees other than as a result of monetary damages that would be fully reimbursed by an Indemnifying Party under this Agreement, or (C) the Indemnifying Party refuses or fails to timely assume the defense of such indemnification claim.

SECTION XI.
LIMITATION OF LIABILITY

11.1 THE AGGREGATE CUMULATIVE LIABILITY OF EACH PARTY WITH RESPECT TO THE OTHER PARTY FOR ANY LOSS OR DAMAGE ARISING OUT OF OR RELATED TO THIS AGREEMENT WITH RESPECT TO CLAIMS RELATING TO EVENTS DURING THE TERM OF THIS AGREEMENT SHALL NOT UNDER ANY CIRCUMSTANCES EXCEED FIVE MILLION DOLLARS ($5,000,000).

11.2 NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT, NEITHER PARTY SHALL HAVE ANY LIABILITY TO THE OTHER PARTY FOR ANY INDIRECT, EXEMPLARY, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST PROFITS, BUSINESS INTERRUPTION, OR LOST DATA) HOWEVER CAUSED AND, WHETHER IN CONTRACT, TORT, OR UNDER ANY OTHER THEORY OF LIABILITY, WHETHER OR NOT THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

11.3 NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, THE LIMITATIONS OF LIABILITY SET FORTH IN THIS SECTION 11, INCLUDING, WITHOUT LIMITATION, THE MONETARY LIMITATION SET FORTH ABOVE, SHALL NOT APPLY TO ANY CLAIMS ARISING OR RESULTING FROM (A) A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS SET FORTH IN SECTION VI; (B) INDEMNIFICATION OBLIGATIONS SET FORTH IN ARTICLE X; OR (C) A PARTY’S FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

SECTION XII.
MISCELLANEOUS PROVISIONS

12.1 Cooperation and Access.  The Parties shall reasonably cooperate in order to effect the transaction contemplated herein.  The Parties hereby agree to provide the other with full and complete access to their respective operations to the extent relating to the transactions contemplated herein and all matters related thereto.

12.2 Relationship of Parties.  Higher One and all of its agents and employees shall be considered independent contractors of Bank, and the Parties shall take such action as may be reasonably necessary to ensure such treatment.  Bank shall at no time have any right or interest in the agreement(s) between Higher One and the Universities and shall have no rights with respect to Higher One customers except those rights which derive from the Depositor Agreements or from other contracts or relationships having no relation to the Depositor Program.

12.3 Entire Agreement.  This Agreement contains the entire agreement of the Parties with respect to the subject matter contained herein and there are no agreements, warranties, covenants, or undertakings, other than those expressly set forth herein, and replaces in its entirety the Letter of Intent dated December 7, 2012, between Higher One and Bank.  Higher One and Bank may enter into additional agreement for other products through separate agreements or amendments hereto.

12.4 Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns.  This Agreement shall not be assigned by either Party, other than to an affiliate, without the prior written consent of the other Party; and provided that any actions required or permitted to be taken herein by a Party may be taken by an affiliate of such Party, provided further that such substitution does not have a material adverse affect on the attendant benefits to the other Party.  For the purposes of this Agreement, “affiliate” is a person who is controlled by or is under the common control of a Party, “control” being presumptively shown by a majority ownership and/or voting interest.

12.5 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflict of laws rules.

12.6 Amendment and Waiver.  This Agreement may not be amended except by an instrument in writing signed on behalf of all of the Parties.  Any term, provision, or condition of this Agreement (other than that required by law) may be waived in writing at any time by the Party which is entitled to the benefits thereof.

12.7 Force Majeure.  Neither Party shall be deemed to be in default hereunder or liable for any losses arising out of the failure, delay or interruption of its performance of obligations under this Agreement due to any act of God, act of terrorism, act of public enemy, war, riot, flood, civil commotion, insurrection, severe weather conditions, or any other cause beyond that Party’s reasonable control.

12.8 Interpretation.  The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

12.9 Notice.  Any notice to be given hereunder to the other Party, including any notice of a change of address, shall be in writing and shall be deemed validly given if (a) delivered personally or (b) sent by express delivery service, registered or certified mail, postage prepaid, return receipt requested or (c) sent by facsimile or email, as follows:

If to Higher One:	Higher One, Inc.
115 Munson St.
New Haven, CT 06511
Attn: President
Email: contracts@higherone.com
Fax: 203-776-7796

If to Bank:	Cole Taylor Bank
9550 West Higgins Road
Rosemont, IL 60018
Attn: Legal Department
Email: rconte@coletaylor.com
Fax: 847-653-7890

All such notices shall be deemed given on the date of actual receipt by the addressee if delivered personally, on the date of deposit with the express delivery service or the postal authorities if sent in either such manner, on the date the facsimile or email is sent if sent in such manner, and on the date of actual receipt by the addressee if delivered in any other manner.  Notwithstanding the foregoing, each Party shall provide the other Party with a pre-notification of its intent to provide a notice hereunder, including, but not limited to, a notice of termination, two (2) business days prior to the notice so that the parties can use reasonable efforts to coordinate any necessary public disclosure of information.

12.10 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

 [SIGNATURE PAGE FOLLOWS]

In witness whereof, the Parties have executed this Agreement as of the date first written above.

COLE TAYLOR BANK

By:	/s/ Mark A. Hoppe
Its:	President and CEO

HIGHER ONE, INC.

By:	/s/ Miles Lasater
Its:	COO

ANNEX A

[***]

After two years from the Effective Date, the Parties agree to revise the Monthly Processing Services Payment by mutual agreement of the Parties. [***]

 ***Note: Confidential treatment has been requested with respect to the information contained within the
       [***] marking. Such portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission.